Exhibit 99.1

Contacts: Bruce Tomlinson PDL BioPharma, Inc. 775-832-8500 bruce.tomlinson@pdl.com	Jennifer Williams Cook Williams Communications 360-668-3701 jennifer@cwcomm.org

PDL BioPharma Announces Second Quarter 2012 Financial Results

INCLINE VILLAGE, NV, August 2, 2012 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the second quarter and six months ended June 30, 2012.

Royalty revenues for the second quarter of 2012 increased three percent to $125.9 million from $122.1 million reported in the second quarter of 2011. For the first six months of 2012, royalty revenues increased four percent to $203.2 million from $195.5 million reported in the comparable period of 2011. Total revenue for the first six months of 2012 of $203.2 million is one percent lower than total revenue for the first six months of 2011 of $205.5 million, as a result of a one-time settlement payment of $10 million from UCB Pharma received in 2011.

Royalty revenues for the second quarter of 2012 are based on first quarter 2012 product sales by PDL’s licensees. The growth in royalty revenues was driven primarily by increased royalties from first quarter 2012 sales of Herceptin®, which is marketed by Genentech and Roche, Lucentis® and Xolair®, which are marketed by Genentech and Novartis, and Tysabri®, which is marketed by Elan and Biogen Idec. Royalty revenue for the second quarter is net of payments made under PDL’s February 2011 settlement agreement with Novartis Pharma AG.

General and administrative expenses for the second quarter of 2012 were $5.1 million, compared with $3.8 million in the same quarter of 2011. For the six months ended June 30, 2012, general and administrative expenses were $12.1 million compared to $9.6 million in the comparable period of 2011. The increase in expenses for both the quarter and six months ended June 30, 2012, is primarily due to expenses related to efforts to acquire new revenue generating assets, compensation related expenses and legal expenses.
Net income for the second quarter of 2012 was $73.5 million, or $0.52 per diluted share, as compared with net income of $70.0 million, or $0.38 per diluted share, in the same quarter of 2011. Net income for the first six months of 2012 was $113.7 million, or $0.80 per diluted share, as compared with net income of $114.5 million, or $0.63 per diluted share, in the same period of 2011. Adjusting for the non-cash interest expense associated with the Series 2012 Notes and 3.75% Convertible Senior Notes due 2015 (May 2015 Notes), non-GAAP net income for the second quarter of 2012 was $75.1 million, or $0.53 per diluted share, compared to non-GAAP net income of $70.8 million, or $0.39 per diluted share for the same period of 2011. Non-GAAP net income for the first six months of 2012 was $116.9 million, or $0.82 per diluted share, compared to non-GAAP net income of $115.4 million, or $0.63 per diluted share for the same period of 2011. The non-GAAP net income adjustment for the three and six month period of 2011 includes an adjustment for the convertible note repurchase transaction in June 2011. We are presenting non-GAAP measures because we believe this exclusion facilitates comparison to PDL’s cash operating results.

Net cash provided by operating activities in the first six months of 2012 was $122.8 million, compared with $87.9 million for the first six months of 2011. At June 30, 2012, PDL had cash, cash equivalents and investments of $229.3 million, compared with $227.9 million at December 31, 2011.

Recent Developments

Credit Agreement with Merus Labs International, Inc.
In July 2012, PDL loaned $35 million to Merus Labs International, Inc. (Merus Labs) in connection with its acquisition of a commercial-stage pharmaceutical product and related assets (the Assets). In addition, PDL agreed to provide a $20 million letter of credit on behalf of Merus Labs that the seller of the Assets may draw upon to satisfy the remaining $20 million purchase price obligation on July 11, 2013. Draws on the Letter of Credit will be funded from the proceeds of an additional loan to Merus Labs. Outstanding borrowings under the July 2012 loan bear interest at the rate of 13.5% per annum and outstanding borrowings as a result of draws on the Letter of Credit bear interest at the rate of 14.0% per annum. Merus Labs is required to make four periodic principal payments in respect to the July 2012 loan, with repayment of the remaining principal balance of all loans due on March 31, 2015. The borrowings are subject to mandatory prepayments upon certain asset dispositions or debt issuances under the terms set forth in the credit agreement. The loan is secured by substantially all of the assets of Merus Labs.

Perjeta™
On June 8, 2012, Genentech announced that the U.S. Food and Drug Administration (FDA) approved Perjeta (pertuzumab). Perjeta is approved in combination with Herceptin and docetaxel chemotherapy for the treatment of people with HER2-positive metastatic breast cancer who have not received prior anti-HER2 therapy or chemotherapy for metastatic disease.

Genentech notified PDL on June 18, 2012, that Perjeta is a licensed product. PDL will receive royalties on sales of Perjeta in the quarter following the first quarter of Perjeta sales in accordance with Genentech’s license agreements with PDL.

2012 Dividends
On January 18, 2012, PDL’s Board of Directors declared regular quarterly dividends of $0.15 per share of common stock, payable on March 14, June 14, September 14 and December 14 of 2012 to stockholders of record on March 7, June 7, September 7 and December 7 of 2012, the record dates for each of the dividend payments, respectively. On June 14, 2012, PDL paid the second quarterly dividend to stockholders of record totaling $21 million using earnings generated in the second quarter of 2012.

Revenue Guidance for 2012
As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. Third quarter 2012 revenue guidance will be provided in September.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. ET today, August 2, 2012.

To access the live conference call via phone, please dial (877) 677-9122 from the United States and Canada or (708) 290-1401 internationally. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through August 9, 2012, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 12377244.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Company Presentations & Events.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary. A slide presentation relating to the call will be available via the webcast link on the PDL website.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new revenue generating assets and maximizing the value of its patent portfolio and related assets. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission and updated by subsequent Quarterly Reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Royalties	$125,904	$122,127	$203,248	$195,463
License and other	-	-	-	10,000
Total revenues	125,904	122,127	203,248	205,463

General and administrative expenses	5,145	3,776	12,090	9,555
Operating income	120,759	118,351	191,158	195,908

Non-operating expense, net
Loss on repurchase of convertible notes	-	(766)	-	(766)
Interest and other income, net	428	157	518	332
Interest expense	(7,872)	(9,780)	(16,573)	(18,934)
Total non-operating expense, net	(7,444)	(10,389)	(16,055)	(19,368)
Income before income taxes	113,315	107,962	175,103	176,540
Income tax expense	39,813	37,976	61,417	62,009

Net income	$73,502	$69,986	$113,686	$114,531

Net income per share
Basic	$0.53	$0.50	$0.81	$0.82
Diluted	$0.52	$0.38	$0.80	$0.63

Cash dividends declared per common share	$-	$-	$0.60	$0.60

Weighted average shares outstanding
Basic	139,683	139,650	139,681	139,645
Diluted	142,213	186,060	142,890	186,055

PDL BIOPHARMA, INC.
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net income	$73,502	$69,986	$113,686	$114,531
Add back:
Loss on repurchase of convertible debt, net of estimated taxes	-	498	-	498
Amortization of debt discount on Series 2012 Notes and May 2015 Notes, net of estimated taxes	1,642	337	3,238	337
Non-GAAP net income	75,144	70,821	116,924	115,366

Add back interest expense for convertible notes, net of estimated taxes	6	1,275	33	2,549

Non-GAAP income used to compute non-GAAP net income per diluted share	$75,150	$72,096	$116,957	$117,915

Shares used to compute non-GAAP net income per diluted share	142,213	186,060	142,890	186,055

Non-GAAP net income per diluted share	$0.53	$0.39	$0.82	$0.63

 PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	June 30, 2012	December 31, 2011
Cash, cash equivalents and investments	$229,333	$227,946
Total assets	$259,829	$269,471
Non-recourse notes payable	$22,738	$93,370
Convertible notes payable	$304,767	$316,615
Total stockholders' deficit	$(161,114)	$(204,273)

 PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2012	2011
Net income	$113,686	$114,531
Adjustments to reconcile net income to net cash provided by operating activities	12,779	24,941
Changes in assets and liabilities	(3,672)	(51,549)
Net cash provided by operating activities	$122,793	$87,923